 Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION PROMOTES ERIC M. HAMBLY TO POSITION OF PRESIDENT AND CHIEF OPERATING OFFICER AND

E. TED BOTNER TO EXECUTIVE VICE PRESIDENT

HOUSTON, Texas, February 7, 2024 – Murphy Oil Corporation (NYSE: MUR) today announced the following promotions, effective February 1, 2024. The Board of Directors has appointed Eric M. Hambly to the role of President and Chief Operating Officer and E. Ted Botner to Executive Vice President. Mr. Hambly and Mr. Botner will continue to report to Roger W. Jenkins, Chief Executive Officer.

Over his 18-year career with Murphy, Mr. Hambly has played a vital role in the success of Murphy’s global exploration and production operations. He has earned roles with increasing responsibilities primarily focusing on offshore operations in the Gulf of Mexico and Malaysia, as well as onshore operations in the US and Canada. He was promoted to his current position as Executive Vice President, Operations in 2020.

Mr. Hambly earned bachelor’s and master’s degrees in chemical engineering from Brigham Young University and has completed the Advanced Management Program at Harvard Business School.

Joining Murphy in 2001 as an attorney, Mr. Botner has held several positions with increasing responsibilities in the US and Malaysia culminating in 2020 to his current role as Senior Vice President, General Counsel and Corporate Secretary. Mr. Botner will maintain his role of General Counsel and Corporate Secretary.

Mr. Botner earned bachelor’s degrees in arts and business administration from the University of Texas, a Master of Business Administration from Southern Methodist University and a law degree from the University of Arkansas.

“I would like to congratulate Eric on his appointment and look forward to working with him in his new role. Together, we remain committed to the company’s strategy of Delever, Execute, Explore, Return. We are aligned on further strengthening the company’s balance sheet and rewarding our shareholders,” stated Roger W. Jenkins, Chief Executive Officer. “In addition, I would also like to congratulate Ted on his promotion which is in recognition of his longstanding legal counsel and contributions to our company.”

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events, results and plans, are subject to inherent risks, uncertainties and assumptions (many of which are beyond our control) and are not guarantees of performance. In particular, statements, express or implied, concerning the company’s future operating results or activities and returns or the company's ability and decisions to replace or increase reserves, increase production, generate returns and rates of return, replace or increase drilling locations, reduce or otherwise control operating costs and expenditures, generate cash flows, pay down or refinance indebtedness, achieve, reach or otherwise meet initiatives, plans, goals, ambitions or targets with respect to emissions, safety matters or other ESG (environmental/social/governance) matters, make capital expenditures or pay and/or increase dividends or make share repurchases and other capital allocation decisions are forward-looking statements. Factors that could cause one or more of these future events, results or plans not to occur as implied by any forward-looking statement, which consequently could cause actual results or activities to differ materially from the expectations expressed or implied by such forward-looking statements, include, but are not limited to: macro conditions in the oil and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; geopolitical concerns; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses; other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets, banking system or economies in general, including inflation. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the investors page of our website. We may use these channels to distribute material information about the company; therefore, we encourage investors, the media, business partners and others interested in the company to review the information we post on our website. The information on our website is not part of, and is not incorporated into, this news release. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts: InvestorRelations@murphyoilcorp.com Kelly Whitley, 281-675-9107 Megan Larson, 281-675-9470